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                                                                    Exhibit 99.1


                             ITW TO ACQUIRE TRIDENT


         Glenview, IL and Brookfield, CT, January 7, 1999. Illinois Tool Works Inc. (NYSE: ITW) and Trident International, Inc. (NASDAQ: TRDT), today announced a definitive merger agreement under which ITW will acquire Trident International, Inc.

         Under the terms of the merger agreement, unanimously approved by Trident's Board of Directors, ITW through a subsidiary, will commence a cash tender offer to purchase all outstanding shares of common stock of Trident for $16.50 per share. The transaction is subject to customary conditions, including the valid tender of at least a majority of Trident's outstanding shares (on a fully diluted basis). Following completion of the tender offer, any shares not purchased in the tender offer will be acquired for the same price in cash in a second-step merger.

         Trident International, Inc. designs, manufacturers and markets proprietary impulse ink jet technology to industrial original equipment manufacturers (OEM's) worldwide. Trident International Inc.'s product line includes patented impulse ink jet printheads, ink delivery systems, a range of inks and electronic interface circuits.

         Illinois Tool Works Inc. Is a multinational manufacturer of highly engineered components and industrial systems. The company has approximately 365 operations in 34 countries and approximately 25,700 employees.